As filed with the Securities and Exchange Commission on May 12, 2016

Registration No. 811-22946

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

Amendment No.	4	☒

(Check appropriate box or boxes)

GUGGENHEIM STRATEGY FUNDS TRUST

(Exact Name of Registrant as Specified in Charter)

805 KING FARM BOULEVARD, SUITE 600, ROCKVILLE, MARYLAND 20850
(Address of Principal Executive Offices/Zip Code)

Registrant’s Telephone Number, including area code:
(301) 296-5100

Copies To:
Donald C. Cacciapaglia, President 805 King Farm Boulevard Suite 600 Rockville, MD 20850	Amy J. Lee, Chief Legal Officer 805 King Farm Boulevard Suite 600 Rockville, MD 20850	Julien Bourgeois Dechert LLP 1900 K Street, NW Washington, DC 20006
(Name and address of Agent for Service)

The following funds are each a series of Guggenheim Strategy Funds Trust (the “Trust”), a professionally managed open-end investment company:

Guggenheim Strategy Fund I
Guggenheim Strategy Fund II
Guggenheim Strategy Fund III
Guggenheim Variable Insurance Strategy Fund III

Explanatory Note

This Amendment No. 4 to the Registration Statement of the Guggenheim Strategy Funds Trust (the “Trust”) on Form N-1A (File No. 811-22946) (the “Registration Statement”) is being filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, solely for the purpose of filing an exhibit to the Registration Statement filed with the U.S. Securities and Exchange Commission on March 11, 2014 (Accession No. 0001193125-14-091990), as amended. Accordingly, this Amendment No. 4 consists only of a facing page, this explanatory note and Part C of the Registration Statement setting forth the exhibits to the Registration Statement. This Amendment No. 4 does not modify any other part of the Registration Statement, and is not meant to supplant, supersede or otherwise affect Amendment No. 3 to the Registration Statement other than to modify Part C thereof. Part A and Part B of Amendment No. 3 are hereby incorporated by reference. This Amendment No. 4 relates to all series of the Trust.

Beneficial interests (“Interests”) in the series of the Trust (the “Funds”) are not being, and are not expected to be, registered under the Securities Act of 1933, as amended (the “1933 Act”), because the Interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the 1933 Act. Only investment companies, common or commingled trust funds or other organizations, entities or investors that are “accredited investors” within the meaning of Regulation D under the 1933 Act may make investments in the Funds. This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any Interests in the Funds.

GUGGENHEIM STRATEGY FUNDS TRUST

PART C. OTHER INFORMATION

Item 28.	Exhibits

(a)	Amended and Restated Declaration of Trust – Filed herewith.

(b)	Bylaws – Previously filed with the Registration Statement of Guggenheim Strategy Funds Trust (filed under 811-22946) (filed March 11, 2014).*

(c)	Reserved

(d)	Investment Management Agreement – Previously filed with the Registration Statement of Guggenheim Strategy Funds Trust (filed under 811-22946) (filed March 11, 2014).*

(e)	Distribution Agreement – Previously filed with the Registration Statement of Guggenheim Strategy Funds Trust (filed under 811-22946) (filed March 11, 2014).*

(f)	Not applicable

(g) (1)	Custodian Agreement - The Bank of New York Mellon – Previously filed with Post-Effective Amendment No. 69 to Registration Statement 2-59353 (filed April 30, 2013).*

(2)	Amended Schedule II to the Custodian Agreement – Previously filed with Post-Effective Amendment No. 185 to Registration Statement 2-19548 (filed November 16, 2015).*

(h)	(1) Transfer Agency Agreement – Previously filed with the Registration Statement of Guggenheim Strategy Funds Trust (filed under 811-22946) (filed March 11, 2014).*
(2)    Fund Accounting and Administration Agreement – Previously filed with the Registration Statement of Guggenheim Strategy Funds Trust (filed under 811-22946) (filed March 11, 2014).*

(i)	Not applicable

(j)
Consent of Registered Public Accounting Firm with respect to each Fund – Previously filed with the Registration Statement of Guggenheim Strategy Funds Trust (filed under 811-22946) (filed January 28, 2016).*

(k)	Not applicable

(l)	Not applicable

(m)	Not applicable

(n)	Not Applicable

(o)	Reserved

(p) (1)	Code of Ethics of Guggenheim Partners Investment Management, LLC – Previously filed with Post-Effective Amendment No. 186 to Registration Statement 2-19548 (filed November 20, 2015).*

(2)	Code of Ethics of the Registrant and Guggenheim Funds Distributors, LLC – Previously filed with Post-Effective Amendment No. 186 to Registration Statement 2-19548 (filed November 20, 2015).*

(q)	Not Applicable
___________________________
*    Incorporated by reference.

Item 29.	Persons Controlled by or Under Common Control with Registrant
The Board of Trustees of the Registrant is the same as the board of certain other registrants, each of which has Guggenheim Partners Investment Management, LLC (“GPIM”), or its affiliate, as its investment adviser. In addition, the officers of the Registrant are substantially identical to those of the other registrants. Nonetheless, the Registrant takes the position that it is not under common control with the other registrants because the power residing in the respective boards and officers arises as the result of an official position with the respective registrants.

Item 30.	Indemnification
Article VII, Section III of the Registrant’s Amended and Restated Declaration of Trust, which is filed hereunder, provides for indemnification of the Trustees, officers, employees and other agents of the Registrant who are parties pursuant to any proceeding by reason of their actions performed in their scope of service on behalf of the Trust.

A policy of insurance covering the Registrant and certain other registrants advised by GPIM or its affiliates, as well as Security Investors, LLC, Guggenheim Funds Distributors, LLC, and Rydex Fund Services, LLC, insures the Registrant’s trustees and officers against liability arising by reason of an alleged breach of duty caused by any negligent act, error or accidental omission in the scope of their duties. The independent trustees are also covered under a joint independent directors liability (“IDL”) insurance policy that covers the independent trustees of the other registrants.

Item 31.	Business or Other Connections of Investment Adviser
GPIM serves as investment adviser for Guggenheim Strategy Fund I, Guggenheim Strategy Fund II, Guggenheim Strategy Fund III and Guggenheim Variable Insurance Strategy Fund III. GPIM is primarily engaged in the provision of investment advisory and management services to registered investment companies and private accounts. The directors and officers of GPIM consist primarily of persons who during the past two years have been active in the investment management business. To the knowledge of the Registrant, except as set forth below, as applicable, none of the directors or executive officers of GPIM is or has been at any time during the past two fiscal years engaged in any other business, profession, vocation or employment of a substantial nature. Information as to the executive officers and directors of GPIM is included in its Form ADV as filed with the SEC (File No. 801-66786) pursuant to the Investment Advisers Act of 1940, as amended.

Item 32.	Principal Underwriters

(a)
Guggenheim Funds Distributors, LLC serves as the principal underwriter for the Registrant, Guggenheim Funds Trust, Guggenheim Variable Funds Trust, Guggenheim Strategy Funds Trust, Rydex Series Funds, Rydex ETF Trust, Rydex Variable Trust, Rydex Dynamic Funds, Claymore Exchange-Traded Fund Trust, Claymore Exchange-Traded Fund Trust 2 and Transparent Value Trust.

(b)	The following information is furnished with respect to the directors and officers of Guggenheim Funds Distributors, LLC:

(1) Name and Principal Business Address	(2) Position and Offices with Underwriter	(3) Position and Offices with Registrant

Donald Cacciapaglia 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Chief Executive Officer and President	President and Director

Dominick Colgiandro 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Chief Operating Officer	None

Dennis Metzger 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Chief Compliance Officer	None

Kevin M. McGovern 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Vice President	None

Julie Jacques One Security Benefit Place Topeka, KS 66636	Chief Financial Officer and Treasurer	None

Amy J. Lee 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Vice President and Secretary	Chief Legal Officer and Vice President

Elisabeth A. Miller 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Vice President	Chief Compliance Officer

Douglas Mangini 805 King Farm Blvd., Suite 600 Rockville, MD 20850	Senior Vice President	None

William Belden 2455 Corporate West Drive Lisle, IL 60532	Vice President	Vice President

(c)	Not applicable.

Item 33.	Location of Accounts and Records
Certain accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are maintained by Guggenheim Partners Investment Management, LLC, One Security Benefit Place, Topeka, Kansas 66636-0001, 805 King Farm Blvd., Suite 600, Rockville, MD 20850, 330 Madison Avenue, 10th Floor, New York, New York 10017, 100 Wilshire Boulevard, 5th Floor, Santa Monica, CA 90401, 9401 Indian Creek Parkway, 40 Corporate Woods, Suite 850, Overland Park, KS 66210, and 94 N. Broadway, Irvington, NY 10533. Records relating to the duties of the Registrant’s custodian are maintained by The Bank of New York Mellon, 2 Hanson Place, 9th Floor, Brooklyn, New York 11217.

Item 34.	Management Services
Not applicable.

Item 35.	Undertakings
Not applicable.

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, and State of Maryland on the 12th day of May 2016.

GUGGENHEIM STRATEGY FUNDS TRUST (Registrant)

By:	DONALD C. CACCIAPAGLIA
Donald C. Cacciapaglia, President

EXHIBIT LIST

(a)    Amended and Restated Declaration of Trust